Exhibit 1(e)(1)


                      SCUDDER VARIABLE LIFE INVESTMENT FUND

                     Establishment and Designation of Series
                    of Beneficial Interest, without Par Value


      The undersigned, being a majority of the duly elected and qualified Trustees of Scudder Variable Life Investment Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Declaration of Trust dated March 15, 1985, as amended (the "Declaration of Trust"), hereby divide the shares of beneficial interest of the Trust into seven separate series (each individually a "Portfolio," or collectively the "Portfolios"), each Portfolio to have the following special and relative rights:

      1. The Portfolios shall be designated as follows:

            Balanced Portfolio
            Bond Portfolio
            Capital Growth Portfolio
            Global Discovery Portfolio
            Growth and Income Portfolio
            International Portfolio
            Money Market Portfolio

      2. Each Portfolio shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended. Each share of beneficial interest of each Portfolio ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Portfolio. The proceeds of sales of shares of a Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law. Each share of a Portfolio shall be entitled to receive its pro rata share of net assets of that Portfolio upon liquidation of that Portfolio.

      3. Shareholders of each Portfolio shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to that Portfolio as provided in Rule 18f-2,

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as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule.

      4. The shares of beneficial interest of the Trust outstanding on the date hereof shall remain classified as shares of the Portfolios designated in Paragraph 1 above as the Balanced Portfolio, Bond Portfolio, Capital Growth Portfolio, Growth and Income Portfolio, International Portfolio, and Money Market Portfolio.

      5. The assets and liabilities of the Trust existing on the date hereof shall, except as provided below, be allocated to the Balanced Portfolio, Bond Portfolio, Capital Growth Portfolio, Growth and Income Portfolio, International Portfolio, and Money Market Portfolio and, hereafter, the assets and liabilities of the Trust shall be allocated among the Portfolios as set forth in Section
5.11 of the Declaration of Trust, except as provided below.

              (a) Costs incurred in connection with the organization and registration of shares of the Global Discovery Portfolio shall be amortized by such Portfolio over the lesser of the life of the Portfolio or the five-year period beginning with the month the Portfolio commences operations.

              (b) Reimbursement required under any expense limitation, other than a voluntary expense limitation, applicable to the Trust shall be allocated among those Portfolios whose expense ratios exceed such limitation on the basis of the relative expense ratios of such Portfolios.

              (c) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios on the basis of their relative average daily net assets.

              (d) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Portfolios.

      6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Portfolio now or hereafter created, or to otherwise

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change the special and relative rights of any such Portfolio provided that such change shall not adversely affect the rights of shareholders of a Portfolio.

      The foregoing shall be effective upon execution.


/s/Kenneth Black, Jr.
-----------------------------------
Kenneth Black, Jr., as Trustee


/s/Rosita P. Chang
-----------------------------------
Rosita P. Chang, as Trustee


/s/Peter B. Freeman
-----------------------------------
Peter B. Freeman, as Trustee


/s/J.D. Hammond
-----------------------------------
J.D. Hammond, as Trustee


/s/Daniel Pierce
-----------------------------------
Daniel Pierce, as Trustee


/s/David B. Watts
-----------------------------------
David B. Watts, as Trustee



Dated:  February 9, 1996

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